EXHIBIT 10.1

GREER STATE BANK

Supplemental Life Insurance Agreement

GREER STATE BANK

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

NOTHING IN THIS AGREEMENT SHALL CREATE OR BE DEEMED TO CREATE

AN EMPLOYMENT AGREEMENT EITHER EXPRESSED OR IMPLIED.

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT is made and entered into this 21st day of September, 2004, by and between GREER STATE BANK, a state-chartered corporation located in Greer, South Carolina (the “Company”), and PIERCE E. WILLIAMS (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Company on the life of the Executive with the designated beneficiary of the Executive. The Company will pay the life insurance premiums from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” or “Board of Directors” means the Board of Directors of the Company.

1.4	“Company’s Interest” means the benefit set forth in Section 3.2.

1.5	“Change of Control” means:

i)	the acquisition, directly or indirectly, (including beneficial ownership) by any “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended within any twelve (12) consecutive month period of the Corporation’s or the Company’s securities representing an aggregate of fifty percent (50%) or more of the Corporation’s or the Company’s combined voting power then outstanding securities; or

ii)	consummation of merger, sale, acquisition, or liquidation of all, or substantially all, of the Corporation’s or the Company’s assets or outstanding stock; or

GREER STATE BANK

Supplemental Life Insurance Agreement

iii)	the occurrence of any other event or circumstance which is not covered by 1.5 (i) or 1.5(ii) above, which the Board determines affects the Corporation’s or Company’s control and, to implement the purposes of this Agreement, adopts a resolution that the event or circumstance constitutes a Change of Control for the purposes of this Agreement.

iv)	Notwithstanding any other provisions in this Agreement, “Change of Control” shall not be construed to mean the formation of a bank holding company or other entity approved in advance by the Company’s Board of Directors or any changes in ownership of the Company’s assets or stock as the result of the formation of such an entity.

1.6	“Corporation” means Greer Bancshares Incorporated

1.7	“Disability” means sickness, accident, or injury which, in the judgment of a physician appointed and paid by the Company, prevents the Executive from performing all of the Executive’s customary duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deem appropriate.

1.8	“Executive’s Interest” means the benefit set forth in Section 3.1 payable only upon the Executive’s death.

1.9	“Insured” means the Executive.

1.10	“Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.11	“Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.12	“Normal Retirement Age” means the Executive attaining age 65.

1.13	“Normal Retirement Date” means the later of the Normal Retirement Age or the date of Termination of Employment for any reason other than Termination for Cause.

1.14	“Plan Administrator” means the Company.

1.15	“Policy” means the individual insurance policy or policies owned by the Company solely for purposes of insuring the Executive’s life under this Agreement.

1.16	“Termination of Employment” means the termination of Executive’s employment for any reason, voluntarily or involuntarily, other than a leave of absence approved by the Company.

GREER STATE BANK

Supplemental Life Insurance Agreement

1.17	“Termination for Cause” means that the Executive’s employment with the Company has been or is terminated by the Board for any one or more of the following reasons:

(a)	Gross negligence or gross neglect of duties;

(b)	Fraud disloyalty, or willful violation of any law or material Company policy in connection with the Executive’s employment;

(c)	Theft or embezzlement from the Company;

(d)	Willful misconduct;

(e)	Knowingly falsifying substantive Company records;

(f)	Breach of fiduciary duty;

(g)	Violation of any law, rule or regulation other than minor traffic violations;

(h)	Unethical business practices;

(i)	Misappropriation of Company’s assets;

(j)	Conviction of a felony or a misdemeanor involving moral turpitude.

ARTICLE 2

PARTICIPATION

2.1	Termination of Participation. The Executive’s rights under this Agreement shall automatically cease and his or her participation in this Agreement shall automatically terminate, upon the first occurrence of either of the following events: (i) if there is a Termination for Cause; or (ii) if the Executive’s employment with the Company is terminated prior to Normal Retirement Age for reasons other than Disability (except as set forth in Section 2.2(b)), following a Change of Control, or a leave of absence approved by the Company. In the event that the Company decides to maintain the Policy after the Executive’s termination of participation in the Agreement, the Company shall be the direct beneficiary of the entire death proceeds of the Policy. In the event of such termination the Executive or Executive’s Beneficiary shall have no right or interest of any kind in the Policy.

2.2	Post-Termination Benefit.

(a)	Except as otherwise provided in paragraph (b) of this Section 2.2, if the Executive’s employment with the Company is terminated because of Disability, following a Change of Control, or attaining the Normal Retirement Date, the Company shall maintain the Policy in full force and effect and, in no event, shall the Company amend, terminate or otherwise abrogate the Executive’s Interest in the Policy. However, the Company may replace the Policy with a policy that provides comparable death benefits provided under this Agreement.

GREER STATE BANK

Supplemental Life Insurance Agreement

(b)	Notwithstanding the provisions of paragraph (a) of this Section 2.2, upon the disabled Executive’s gainful employment with an entity other than the Company, the Company shall have no further obligation to the disabled Executive under this Agreement, and the disabled Executive’s rights pursuant to this Agreement shall cease. In the event the disabled Executive’s rights are terminated hereunder and the Company decides to maintain the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy. In the event of such termination the Executive or the Executive’s Beneficiary shall have no right or interest of any kind in the Policy.

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1	Executive’s Interest. The Executive’s Interest in the Policy is an amount equal to the lesser of a) the Net Death Proceeds at the time of the Executive’s death, b) the total death proceeds less the aggregate premiums paid on the Policy by the Company and less any outstanding indebtedness to the Insurer, or c) Thirty Five Thousand Dollars ($35,000) subject to:

(a)	Forfeiture of Executive’s rights upon Termination of Participation as set forth in Section 2.1;

(b)	Forfeiture of Executive’s rights upon Termination for Cause;

(c)	Forfeiture of Executive’s rights upon gainful employment following Disability.

(d)	Termination of the Agreement and the corresponding forfeiture of rights in accordance with Sections 9.1 or 9.3 hereof; or

(e)	Forfeiture of the Executive’s rights and interest hereunder that the Company may reasonably consider necessary to conform with applicable law (including the Sarbanes-Oxley Act of 2002).

The Executive’s Interest is payable only upon the Executive’s death.

3.2	Company’s Interest. The Company’s Interest in the Policy is an amount equal to the total death proceeds and cash surrender value of the Policy less the Executive’s Interest (if any) described in Section 3.1. The Company shall be the beneficiary of the Company’s Interest. The Company shall own the Policy and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as there is an Executive Interest in the Policy as described in Section 3.1. However, the Company may replace the Policy with a policy that provides comparable death benefits to cover the benefit provided under this Agreement. This provision shall not impair the right of the Company, subject to Article 9, to terminate this Agreement.

GREER STATE BANK

Supplemental Life Insurance Agreement

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Company shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Company shall determine each year the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s Beneficiary. The “current term rate” is the minimum amount required to be imputed under Internal Revenue Service Notice 2002-8, or any subsequent applicable authority.

4.3	Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

ARTICLE 5

BENEFICIARIES

5.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive the Executive’s Interest under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other Agreement of the Company in which the Executive participates.

5.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

5.4	No Beneficiary Designation. If the Executive dies without a valid designation of Beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

GREER STATE BANK

Supplemental Life Insurance Agreement

5.5	Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

ARTICLE 6

ASSIGNMENT

The Executive shall not assign all or part of the Executive’s Interest in the Agreement and any attempted Assignment shall be null and void, ab initio.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	For all claims other than Disability benefits:

8.1.1	Claims Procedure. Any person or entity that makes a claim (“Claimant”) who has not received benefits under the Plan that they believe should be paid shall make a claim for such benefits as follows:

8.1.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.1.1.2	Timing of Company Response. The Company shall respond to such Claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

GREER STATE BANK

Supplemental Life Insurance Agreement

8.1.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.1.2	Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.1.2.1	Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.1.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

8.1.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.1.2.4	Timing of Company Response. The Company shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

GREER STATE BANK

Supplemental Life Insurance Agreement

8.1.2.5	Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

8.2	For Disability claims:

8.2.1	Claims Procedures. Any person or entity that makes a claim (“Claimant”) who has not received benefits under the Plan that they believe should be paid shall make a claim for such benefits as follows:

8.2.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits.

8.2.1.2	Timing of Company Response. The Company shall notify the Claimant in writing or electronically of any adverse determination as set out in this Section.

8.2.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Plan on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures,

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review,

(f)	[See §2560.503-1(g)(v)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse

GREER STATE BANK

Supplemental Life Insurance Agreement

determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company, and

(g)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

8.2.1.4	Timing of Notice of Denial/Extensions. The Company shall notify the Claimant of denial of benefits in writing or electronically not later than 45 days after receipt of the claim by the Plan. The Company may elect to extend notification by two 30-day periods subject to the following requirements:

(a)	For the first 30-day extension, the Company shall notify the Claimant (1) of the necessity of the extension and the factors beyond the Plan’s control requiring an extension; (2) prior to the end of the initial 45-day period; and (3) of the date by which the Plan expects to render a decision.

(b)	If the Company determines that a second 30-day extension is necessary based on factors beyond the Plan’s control, the Company shall follow the same procedure in (a) above, with the exception that the notification must be provided to the Claimant before the end of the first 30-day extension period.

(c)	For any extension provided under this section, the Notice of Extension shall specifically explain the standards upon which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded 45 days within which to provide the specified information.

8.2.2	Review Procedures – Denial of Benefits. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.2.1	Initiation of Appeal. Within 180 days following notice of denial of benefits, the Claimant shall initiate an appeal by submitting a written notice of appeal to Company.

8.2.2.2	Submissions on Appeal – Information Access. The Claimant shall be allowed to provide written comments, documents, records, and other information relating to the claim for benefits. The Company shall provide to the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

GREER STATE BANK

Supplemental Life Insurance Agreement

8.2.2.3	Additional Company Responsibilities on Appeal. On appeal, the Company shall:

(a)	[See §2560.503-1(h)(3)(i)-(v)] Take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(b)	Provide for a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual;

(c)	In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(d)	Identify medical or vocational experts whose advise was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(e)	Ensure that the health care professional engaged for purposes of a consultation under subsection (c) above shall be an individual who was neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

8.2.2.4	Timing of Notification of Benefit Denial – Appeal Denial. The Company shall notify the Claimant not later than 45 days after receipt of the Claimant’s request for review by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension is required, written notice of such shall be furnished to the Claimant prior to the termination of the initial 45-day period, and such extension shall not exceed 45 days. The Company shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

8.2.2.5	Content of Notification of Benefit Denial. The Company shall provide the Claimant with a notice calculated to be understood by the Claimant, which shall contain:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the benefit determination is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other relevant information (as defined in applicable ERISA regulations);

GREER STATE BANK

Supplemental Life Insurance Agreement

(d)	A statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(e)	[See §2560.503-1(j)(5)] Any internal rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that the Claimant can request and receive free of charge a copy of such rule, guideline, protocol or other criterion from the Company;

(f)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(g)	The following statement: “You and your plan may have other voluntary alternative dispute resolution options such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your state insurance regulatory agency.”

ARTICLE 9

AMENDMENTS AND TERMINATION

9.1	Amendment or Termination of Agreement. Except as otherwise provided in Section 2.2, the Company may amend or terminate this Agreement at any time prior to the Executive’s death. Such amendment or termination shall be by written notice to the Executive. In the event that the Company decides to maintain the Policy after the termination of the Agreement, the Company shall be the direct beneficiary of the entire death proceeds of the Policy. In the event of termination the Executive and the Executive’s Beneficiary shall have no right or interest of any kind in the Policy.

9.2	Option to Purchase Upon Termination. If the Company exercises the right to terminate the Agreement, the Company shall not sell, surrender or transfer ownership of a Policy without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. The purchase price shall be equal to an amount greater of (a) the premiums paid or (b) the cash surrender value of the Policy.

9.3	Non-Competition Covenant. While the Executive is employed by the Company and during the period of time the Executive is entitled to receive any benefit payments

GREER STATE BANK

Supplemental Life Insurance Agreement

pursuant to this Agreement, the Executive will not, for himself or on behalf of, or in conjunction with any other person or persons, company, partnership, limited liability company, proprietorship, trust company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with the Company. In the event of any actual breach by the Executive of the provisions of this non-competition covenant, the Executive’s Interest under this Agreement shall irrevocably terminate and no further amount shall be due or payable to the Executive pursuant to this Agreement. The Executive specifically acknowledges that the restrictions set forth above are reasonable and bear a valid connection with the business operations of the Company, and specifically admits that Executive is capable of obtaining suitable employment not in competition with the Company. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall appear. Executive acknowledges that the Company would not have entered into this Agreement without the non-competition covenant contained herein. This non-competition covenant not to compete shall not prohibit the Executive from owning stock in any publicly traded company provided the Executive’s ownership is five percent (5%) or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive’s rights as a shareholder.

ARTICLE 10

ADMINISTRATION

10.1	Company Duties. This Agreement shall be administered by the Company which shall consist of the Board, or such committee or persons as the Board may designate. The Company shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Company may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

10.3	Binding Effect of Decisions. The decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4	Indemnity of Company. The Company shall indemnify and hold harmless the Board of

GREER STATE BANK

Supplemental Life Insurance Agreement

Directors and officers of the Company against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Company or any of its Board of Directors or its officers.

ARTICLE 11

MISCELLANEOUS

11.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their heirs, beneficiaries, survivors, successors, personal representatives, and transferees.

11.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

11.4	Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5	Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail with return receipt requested, to the address below:

1111 West Poinsett Street
Greer, SC 29652

_________________________

_________________________

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail with return receipt requested, to the last known address of the Executive.

GREER STATE BANK

Supplemental Life Insurance Agreement

11.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form constitute the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Executive have executed this Agreement as of the date indicated above.

EXECUTIVE:	COMPANY:
GREER STATE BANK

/s/ E. Pierce Williams	By	/s/ R. Dennis Hennett
E. Pierce. Williams	Title	Chief Executive Officer

POLICY ENDORSEMENT

Contract Owner: GREER STATE BANK

The undersigned Owner requests that the policy(ies) shown in the attached Schedule Page issued by West Coast Life (the “Insurer”) provide for the following beneficiary designation:

1. Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, as Beneficiary, to the extent claimed by said Owner.

2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of paragraph 1 of this Policy Endorsement shall be paid in one sum in accordance with the written direction of the Owner. Such direction will be provided to the Insurer at the time of claim. The Insurer will be protected in relying solely on the Owner to provide the name(s) of the party(ies) to pay any excess not paid under paragraph 1. If the Owner fails to provide the name(s) of the party(ies) at the time of claim, then any proceeds payable under this paragraph shall be paid in one sum to the Beneficiary.

3. It is hereby provided that (i) any payment made to the Beneficiary or other party under paragraph 2 of this Policy Endorsement shall be a full discharge of the Insurer to the extent thereof; (ii) such discharge shall be binding on all parties claiming any interest under the Policy; and (iii) the Insurer shall have no responsibility with respect to the amounts so claimed.

4. It is agreed by the undersigned that this designation shall be subject in all respects to the contractual terms of the Policy.

The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at Greer, SC,                     , this 21st day of September, 2004.

OWNER:

GREER STATE BANK

By:	/s/ R.. Dennis Hennett	By:	/s/ J. Richard Medlock, Jr.
	(Signature: Bank Officer #1)		(Signature: Bank Officer #2)
	R. DENNIS HENNETT		J. Richard Medlock, Jr.
	(Printed: Bank Officer #1)		(Printed: Bank Officer #2)
Title:	CEO	Title:	SYP

Received and duplicate filed in San Francisco, CA on 11/2/04

by	/s/ Chris Nesbitt
REGISTRAR - WEST COAST LIFE

GREER STATE BANK

Supplemental Life Insurance Agreement

BENEFICIARY DESIGNATION FORM

Schedule Page

Policy(ies) Subject to Policy Endorsement

Policy Number	Insured
E. Pierce Williams